Contact:	Michael Bermish
Investor Relations Officer
(732) 212 – 3321
FOR IMMEDIATE RELEASE
WELLMAN REPORTS SECOND QUARTER 2005 RESULTS
July 26, 2005, Shrewsbury, NJ — Wellman, Inc. (NYSE: WLM) today reported a net loss attributable to common stockholders for the quarter ended June 30, 2005 of $26.1 million, or $0.82 per diluted share. This compares to a net loss of $4.5 million, or $0.14 per diluted share for the quarter ended June 30, 2004. For the first six months of 2005, Wellman reported a net loss attributable to common stockholders of $19.1 million, or $0.60 per diluted share, compared to a net loss attributable to common stockholders of $35.7 million, or $1.13 per diluted share for the same period in 2004.
The second quarter loss includes a pretax charge of $24.0 million that relates to Wellman’s expected costs to defend or settle all civil claims alleging that Wellman engaged in price fixing for sales of polyester staple fiber. In addition, Wellman recorded a second quarter pretax restructuring charge of $0.6 million relating to our strategic decision to reduce our stated annual polyester staple fiber capacity located at the Johnsonville facility by approximately 80 million pounds and the related workforce reduction. The after-tax affect of both charges is $16.0 million or $ 0.50 per diluted share.
The following table summarizes Wellman’s results for the second quarter and first half of 2005 and 2004.

(in millions, except per share data)
	2Q 05	2Q 04	1H 05	1H 04
Net Sales	$345.0	$329.0	$731.3	$622.8
Gross Profit	18.6	23.3	64.1	40.7
SG&A Expenses	13.7	13.8	31.8	28.3

Operating Income excluding Other Items	4.9	9.5	32.3	12.4
Other Items	26.6	1.9	28.4	43.9

Operating Income (Loss)	(21.7)	7.6	3.9	(31.5)
Interest Expense, net	11.2	10.1	21.6	17.6

Loss Before Income Taxes	(32.9)	(2.5)	(17.7)	(49.1)
Income Tax Benefit	(10.2)	(1.0)	(6.0)	(19.4)

Net Loss	(22.7)	(1.5)	(11.7)	(29.7)
Accretion of Preferred Stock	(3.4)	(3.0)	(7.4)	(6.0)

Net Loss Attributable to Common Stockholders	($26.1)	($4.5)	($19.1)	($35.7)

Basic and Diluted EPS	($0.82)	($0.14)	($0.60)	($1.13)

Other Items included in Operating Income (Loss) are comprised of the following:

(in millions)
	2Q 05	2Q 04	1H 05	1H 04
Restructuring Charges	$0.6	$0.8	$0.6	$1.1
Provision for Uncollectible Accounts	—	—	—	0.3
Non-Capitalizable Financing Costs	—	—	—	40.2
Other Expense (Income), Net:
Legal Costs	26.1	1.1	27.9	2.3
Rebates from Antidumping Duties	(0.1)	—	(0.1)	—

Other Items	$26.6	$1.9	$28.4	$43.9

Tom Duff, Wellman’s Chairman and Chief Executive Officer, stated, “Our second quarter 2005 results were disappointing when compared to the first quarter 2005. However, our Post Financing Adjusted EBITDA in the first half of 2005 (see the chart below) was over $17 million or 34% more than in the first half of 2004. The second quarter 2005 was adversely impacted by a decline in the PET resin market resulting from lower demand as customers reduced inventories in anticipation of lower raw material costs. This was exacerbated by the impact of declining raw material prices because the Company utilizes FIFO accounting for its inventories.”
Wellman recorded a restructuring charge of approximately $0.6 million relating to its fiber operations. This charge relates to our strategic decision to reduce our stated annual capacity at our Johnsonville facility by approximately 80 million pounds and the related workforce reduction. Joseph Tucker, Vice President of Wellman’s Fibers and Recycled Products Group stated, “We are rationalizing older high cost equipment and are maximizing our manufacturing efficiency by transferring the production of certain products to lower cost equipment while maintaining a full product line. Although there will be a decrease in our stated annual capacity, we expect our operating results to improve since we are improving our product mix by reducing lower margin sales and increasing the production of higher value added products and lowering our average unit costs.”
Historical Adjusted EBITDA and Post Financing Adjusted EBITDA
Keith Phillips, Wellman’s Chief Financial Officer stated, “The financings we completed in February 2004 changed our capital structure and these changes affected Adjusted EBITDA, overall debt, depreciation and interest expense. We have provided the following information on changes to Adjusted EBITDA as a result of the February financings (“Financing Adjustments”) and additionally have provided information to compare EBITDA on a comparable basis for the second quarter and first half of 2005 and 2004. (“Post Financing Adjusted EBITDA”).”
We believe Adjusted EBITDA is an important financial measurement in evaluating our business because it is commonly used to measure financial performance from a credit perspective and is an important factor in evaluating a business. Adjusted EBITDA is calculated by adding Net Earnings (Loss), Income Tax Expense (Benefit), Interest Expense, Depreciation & Amortization and Other Items (listed in the table above) all of which were included in Net Earnings (Loss).
Since we believe investors and analysts use trends in analyzing our business and since our Adjusted EBITDA is not comparable before and after our February 2004 financings, we have provided information on Post Financing Adjusted EBITDA. This financial measure is calculated by adding

Financing Adjustments and Adjusted EBITDA, and assumes that the February 2004 financings were completed before the start of the period.
The following table reconciles Net Loss to Adjusted EBITDA and to Post Financing Adjusted EBITDA for the second quarter and first half of 2005 and 2004.

(in millions)
	2Q 05	2Q 04	1H 05	1H 04
Net Loss	($22.7)	($1.5)	($11.7)	($29.7)
Income Tax Benefit	(10.2)	(1.0)	(6.0)	(19.4)
Interest Expense, net	11.2	10.1	21.6	17.6
Other Items	26.6	1.9	28.4	43.9
Depreciation & Amortization	17.1	18.1	35.9	34.9

Adjusted EBITDA	22.0	27.6	68.2	47.3
Financing Adjustments	—	—	—	3.4

Post Financing Adjusted EBITDA	$22.0	$27.6	$68.2	$50.7

Wellman’s assets and long-term debt increased at the time of the financing because part of the financing included the purchase of PET resin assets located at our Palmetto Plant that were leased under a sale and leaseback transaction entered into in 1999, the purchase of accounts receivable previously sold under an asset securitization program and the prepayment of a raw material contract. Refinancing these contractual obligations also increased Adjusted EBITDA since the Company no longer has certain cash operating expenses associated with these obligations. These contractual obligations resulted in a $3.4 million Financing Adjustment in the first quarter of 2004 that represented cash charges related to the contractual obligations that previously reduced operating income. There are no Financing Adjustments beginning with the second quarter of 2004 because the new financings occurred in the middle of the first quarter of 2004.
The Company has approved a 10B5-1 plan that will permit individuals, who historically have only been able to trade Company stock during certain window periods, to trade Company stock in accordance with a predetermined plan that will be established during an open window period. The primary reasons for implementing this plan is to allow individuals to sell Company stock when the restrictions lapse and to diversify their holdings.
Wellman, Inc. manufactures and markets high-quality PermaClear® brand PET (polyethylene terephthalate) packaging resin and Fortrel® brand polyester staple fibers. We believe we are one of the world’s largest PET plastic recyclers, utilizing a significant amount of recycled raw materials in our manufacturing operations.
Non-GAAP Financial Measures
This press release includes non-GAAP financial measures, as defined by the Securities and Exchange Commission. Specifically, management believes Adjusted EBITDA and Post Financing Adjusted EBITDA as defined on the Company’s web site are important measures used by investors, analysts and financial institutions to evaluate the Company’s performance. Adjusted EBITDA is calculated by adding Net Earnings (Loss) from Continuing Operations, Income Tax Expense (Benefit), Interest Expense, Depreciation, Amortization and certain other items listed in “Other Items” above, all of which were included in Net Earnings (Loss) from Continuing Operations. Post Financing Adjusted EBITDA is calculated by adding to Adjusted EBITDA the Financing Adjustments that would have changed EBITDA if the financings in place on June 30, 2005 were in place in earlier periods.

Webcast of Conference Call
Wellman, Inc. will conduct a conference call to review 2nd quarter 2005 results at 2:00 p.m. Eastern Time on Wednesday, July 27, 2005. This call is available in a live Webcast on the Wellman, Inc. web page. To access the Webcast log onto the Wellman, Inc. website at: http://www.wellmaninc.com, go to the Investor Relations page and follow the prompts. Replay of the Webcast will be available late afternoon July 27, 2005 and will remain on the website for 7 days. The replay can be accessed by following the same procedure used to access the live Webcast. Presentation slides for the conference call will be available at 2:00 p.m. on Wednesday, July 27, 2005 on the Wellman, Inc. website Investor Relations page under the Webcasts and Conferences section as well as part of the live Webcast. During the presentation, certain non-GAAP terms may be used. An explanation of these terms can be found on the Wellman, Inc. website, in the Financial Glossary section of the Investor Relations page. To access the Investor Relations page of our website, follow the same procedures used to access the Webcast.
Forward-Looking Statements
Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as “believes,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations, and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including, but not limited to: reduced raw material margins; reduced sales volumes; increases in costs; the financial condition of our customers; polyester staple fiber and textile imports; availability and cost of raw materials; the impact of litigation arising out of alleged pricing practices in the polyester staple fiber industry; the actions of our competitors; the effective implementation of our cost reduction programs; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; regulatory changes; tax risks; U.S., European, Asian and global economic conditions; prices and volumes of PET resin imports; work stoppages; levels of production capacity and profitable operation of assets; prices of competing products; natural disasters and acts of terrorism; and maintaining the operations of our existing production facilities. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2004.

WELLMAN, INC.
SUPPLEMENTAL INFORMATION*

			2Q/2Q			1H/1H
SALES BY GROUP	2Q05	2Q04	% Chg.	1H05	1H04	% Chg.
(Millions $)
Packaging Products Group	$195.2	$189.9	3%	$424.0	$352.2	20%
Fibers & Recycled Products Group	149.8	139.1	8%	307.3	270.6	14%

Total Sales	$345.0	$329.0	5%	$731.3	$622.8	17%

BALANCE SHEET DATA	6/30/2005
(Millions $)
Accounts Receivable	$162.7
Inventories	$163.6
Debt, Net	$488.5
Stockholders’ Equity	$396.2

CASH FLOW DATA	2Q05	2Q04	1H05	1H04
(Millions $)
Depreciation	$13	$14	$27	$28
Amort (non-Int)	4	4	9	7
Amort (Int)	1	1	2	1

Total D&A	$18	$19	$38	$36
Cap. Exps.	$18	$2	$25	$4

SEGMENT PROFIT (LOSS)	2Q05	2Q04	1H05	1H04
(Millions $)
PPG	$3.5	$8.0	$28.0	$11.9
FRPG	1.4	1.5	4.3	0.5

Operating Income (Loss) Excluding Other Items	4.9	9.5	32.3	12.4
Other Items	(26.6)	(1.9)	(28.4)	(43.9)

Operating Income (Loss)	(21.7)	7.6	3.9	(31.5)
Interest Expense, Net	(11.2)	(10.1)	(21.6)	(17.6)

Loss Before Income Taxes	($32.9)	($2.5)	($17.7)	($49.1)

CONFERENCE CALL INFO	*Preliminary
Wellman will host a conference call to review 2Q05 results on Wednesday, July 27, 2005 at 2:00 P.M. ET. You are invited to listen to the live Webcast of the conference call by logging onto Wellman, Inc.’s home page: http://www.wellmaninc.com, go to the Investor Relations page, and follow the prompts.
The call and tape contains copyrighted material. It cannot be recorded, rebroadcast or reprinted without Wellman’s express permission. Participation implies consent to the taping and above terms.

Wellman, Inc
Condensed Consolidated Statement of Operations (Unaudited)
(In Millions, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net Sales	$345.0	$329.0	$731.3	$622.8

Cost of Sales	326.4	305.7	667.2	582.1

Gross Profit	18.6	23.3	64.1	40.7

Selling, General and Administrative Expenses	13.7	13.8	31.8	28.3

Restructuring Charges	0.6	0.8	0.6	1.1

Provision for Uncollectible Accounts	—	—	—	0.3

Non-Capitalizable Financing Costs	—	—	—	40.2

Other Expense, Net	26.0	1.1	27.8	2.3

Operating Income (Loss)	(21.7)	7.6	3.9	(31.5)

Interest Expense, Net	11.2	10.1	21.6	17.6

Loss Before Income Taxes	(32.9)	(2.5)	(17.7)	(49.1)

Income Tax Benefit	(10.2)	(1.0)	(6.0)	(19.4)

Net Loss	($22.7)	($1.5)	($11.7)	($29.7)

Net Loss Attributable to Common Stockholders:

Net Loss	($22.7)	($1.5)	($11.7)	($29.7)

Accretion of Preferred Stock	(3.4)	(3.0)	(7.4)	(6.0)

Net Loss Attributable to Common Stockholders	($26.1)	($4.5)	($19.1)	($35.7)

Basic and Diluted Net Loss Per Common Share:
Net Loss Available to Common Stockholders	($0.82)	($0.14)	($0.60)	($1.13)

Average Common Shares — Basic and Diluted	31.7	31.6	31.7	31.6